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EXHIBIT 6.2

EXHIBIT 6.2—MATERIAL CONTRACTS—PHILLIPS MANAGEMENT SERVICES CONSULTING AGREEMENT

EXECUTIVE SERVICES AGREEMENT

    This Agreement is made between DHS Industries, Inc., a Utah corporation, with its principal place of business at 17277 Ventura Blvd. Suite 200, Encino, CA 91316 ("Client" or "DHS") and Phillips Management Services, a general partnership, with its principal place of business at 17277 Ventura Blvd.. Suite 200, Encino, CA 91316 ("PMS"), as of March 20, 1998. In consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.
QUALIFICATIONS: PMS has skill and experience in certain fields of activity in which the Client is interested. Said fields of activity are identified as executive administration, accounting, market research, public relations and marketing.

2.
HIRING: Client hereby engages the services of PMS and PMS hereby accepts such engagement in the above fields of activity. PMS will report to and take instructions from Frederick T Manlunas, the President of the Client company.

3.
DUTIES: The primary duties of PMS will be to provide to Client senior public company management services including, but not limited to executive services, accounting services, fulfillment of governmental compliance requirements, preparation of offering documents in conjunction with Client's counsel, and public relation services. Additionally, PMS will provide the services of Jeffrey J. Sacher, President of the Company's marketing research subsidiary. PMS will determine the method, details and means of performing said duties.

4.
TERM: The term of this Agreement shall commence as of the date of this Agreement for a period of five (5) years and shall be ongoing until and unless terminated pursuant to Paragraph 11 below.

5.
COMPENSATION: The Client sha11 pay to PMS a fee of $15,500 per month.

6.
DEVOTION OF TIME: PMS shall devote reasonable and adequate time to accomplish those various duties requested by the Client under this Agreement and shall carry out said duties to the satisfaction of Client.

7.
WARRANTIES: PMS represents and warrants that it has the right to enter into the Agreement and to render services to C1ient.

8.
CONFIDENTIALITY: PMS may be given access to certain proprietary Information, including trade secrets of Client. PMS agrees to preserve in strict confidence all such information during the term of this Agreement and for as long thereafter as the information received is not in the public domain. PMS will not disclose this information except as directed.

9.
INDEPENDENT CONTRACTOR: PMS and his employees and associates are at all times acting end performing hereunder as independent contractor(s) and not as a Client employee(s). PMS agrees to perform those services with the standard of care, skill and diligence normally provided by a professional person in the performance of such services.

10.
COMPLIANCE WITH APPLICABLE LAWS: In the performance of PMS' services it shall comply with all applicable laws of the jurisdictions in which his services are performed.

11.
TERMINATION: This Agreement shall terminate upon expiration of the term of this Agreement; or upon earlier mutual consent of the parties.

12.
ARBITRATION: In the event that a dispute arises, the parties do hereby agree to settle any dispute by arbitration conducted through the American Arbitration Association to be held in Los Angeles, California. Such decision of the arbitration shall be final and binding on all parties.

13.
ENTIRE AGREEMENT: This document represents the complete agreement between the parties and may be modified or amended only by duly executed written agreements. This Agreement shall be construed in accordance with the laws of the State of California, which shall also be both the venue and jurisdiction of any disputes between the parties.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year noted above.

/s/ Frederick T. Manlunas
Frederick T. Manlunas, President
DHS Industries, Inc.

/s/ Jefferey J. Sacher
Jefferey J. Sacher, Partner
Phillips Management Services

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EXHIBIT 6.2
EXHIBIT 6.2—MATERIAL CONTRACTS—PHILLIPS MANAGEMENT SERVICES CONSULTING AGREEMENT EXECUTIVE SERVICES AGREEMENT